UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2018 (January 25, 2018)

ACCELERIZE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52635	20-3858769
(Commission File Number)	(IRS Employer Identification No.)

20411 SW Birch St., Suite 250 Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

(949) 548-2253

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF THE REGISTRANT.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

On January 25, 2018, Accelerize Inc. (the “Company”) entered into a non-revolving term credit agreement (the “Credit Agreement”) with Beedie Investments Limited (the “Lender”) to borrow up to a maximum of $7,000,000. Outstanding principal will accrue interest at the rate of 12% per annum increasing to 14% per annum if the Company’s gross margins fall below amounts specified in the Credit Agreement. Accrued interest on outstanding principal is payable monthly in arrears. The Company paid the Lender a commitment fee of $175,000 and will pay to the Lender a monthly standby fee of 0.325% on the unadvanced and available amount. Advances may be requested until July 25, 2020 and outstanding principal must be paid in full on January 25, 2021. Prepayment, which if at the Company’s option must be made in full and is otherwise required following certain asset dispositions, will be subject to a fee of 24 months accrued interest less all interest previously paid by the Company on the outstanding principal amount if paid prior to January 25, 2020. The initial minimum advance amount of $4,500,000 was advanced on January 26, 2018. Approximately $581,000 of the initial advance was used to repay Agility Capital II, LLC (“Agility”) to terminate the loan agreement between the Company and Agility dated March 11, 2016, as amended, and to release Agility’s security interest in Company assets. Approximately $1,074,000 of the initial advance was used to repay seven promissory notes issued on August 14, 2017 to noteholders certain of which are shareholders of the Company, one of which is an affiliate of the Company’s director, Greg Akselrud, and two of which are each affiliated with a partner of Mr. Akselrud’s in the law firm of Stubbs Alderton and Markiles, LLP.

The Credit Agreement contains customary covenants including, but not limited to, covenants to achieve specified adjusted EBITDA levels, to maintain minimum revenue renewal and liquidity levels, to maintain minimum gross margins, to maintain specified debt to monthly recurring revenue ratios, that limit capital expenditures and restrict the Company's ability to pay dividends, purchase and sell assets outside the ordinary course, and that limit the Company’s ability to incur additional indebtedness. The occurrence of a material adverse change will be an event of default under the Credit Agreement, in addition to other customary events of default. Default interest will be charged at 18% per annum. The Company granted the Lender a security interest, subordinated to the security interest of SaaS Capital Funding II, LLC, in all of the Company's assets through a pledge and security agreement, patent security agreement and trademark security agreement, each between the Company and the Lender. As additional security, the Company’s wholly-owned subsidiary, Cake Marketing UK Ltd., issued an unlimited guarantee to the Lender. The Lender is entitled to board of director observation rights during the term of the Credit Agreement.

In connection with the Credit Agreement, the Company issued to the Lender a warrant (the “Lender Warrant”) to purchase up to 4,500,000 shares of the Company's common stock at an exercise price of $0.35 per share subject to certain adjustments for dividends, splits or reclassifications, and a weighted average adjustment for certain issuances of common stock below the exercise price prior to January 26, 2019. Up to 2,500,000 additional shares of common stock under the Lender Warrant will be exercisable on a pro rata basis to additional amounts borrowed if and when advanced under the Credit Agreement. The Lender Warrant is exercisable for cash until January 25, 2024. The Lender Warrant will be exercisable on a cashless basis at its expiration if notice of expiration is not timely provided by the Company to the Lender. The Lender Warrant was issued under the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Also on January 25, 2018, the Company entered into a sixth amendment (the “Amendment”) of the loan and security agreement dated as of May 5, 2016 with SaaS Capital Funding II, LLC to permit the Company to enter into the Credit Agreement and to permit the repayment of Agility and the noteholders. The Amendment also amended the Company’s adjusted EBITDA covenant and added covenants requiring a minimum gross margin and specified debt to monthly recurring revenue ratios.

In connection with the Amendment, the Company issued to SaaS Capital Partners II, LP, an affiliate of SaaS Capital Funding II, LLC, a warrant (the “SaaS Warrant”) to purchase up to 200,000 shares of the Company's common stock at an exercise price of $0.35 per share subject to certain adjustments for dividends, splits or reclassifications. The SaaS Warrant is exercisable for cash until the earlier of (i) January 25, 2028, or (ii) the date that is 5 years from the date the Company’s equity securities are first listed for trading on NASDAQ. The SaaS Warrant was issued under the exemption provided by Section 4(a)(2) of the Securities Act.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

4.1          Form of Common Stock Purchase Warrant issued on January 25, 2018.

4.2          Form of Warrant for Common Stock issued on January 25, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERIZE INC.

By:	/s/ Brian Ross
Name:	Brian Ross
Title:	President and Chief Executive Officer

Date: January 31, 2018